March 25, 2013

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:

Terry E. Zink, President and Chief Executive Officer, Cascade Bancorp (541) 617-3513

Gregory D. Newton, EVP and Chief Financial Officer, Cascade Bancorp (541) 617-3526

BANK OF THE CASCADES ANNOUNCES RETURN TO PROFITABILITY IN 2012

Bend, Ore – March 25, 2013 – Cascade Bancorp (NASDAQ: CACB) (“Company”) the holding company for Bank of the Cascades (“Bank”), today announced net income of $1.3 million or $0.03 per share for the quarter ended December 31, 2012 and net income of $6.0 million or $0.13 per share for the full year 2012. The full details of the Company’s 2012 results were filed in the Company’s annual report on Form 10-K on March 25, 2013.

“We are pleased to announce that 2012 was a year of consecutive quarterly profitability, as well as full year profitability. 2012 was a year of transition and achievement of priorities as our bankers focused efforts on delivering consumer, mortgage, and business loan and deposits services. We also focused on continuing to improve our asset quality. Our progress was underscored with the removal of the Regulatory Order on March 7, 2013,” said Terry Zink, President and Chief Executive Officer. Zink continued, “As a Northwest community bank with over $1 billion in assets, we are proud of our long-standing history of quality service and commitment to our communities. We believe that our accomplishments in 2012 laid the foundation for continued growth, as we look forward to serving our communities and delivering the advantages of local banking in 2013.”

2012 Full Year Results:

In 2012 the Company recorded net income of $6.0 million or $0.13 per share. This compared to a net loss of ($47.3) million or ($1.08) per share for 2011. The return to profitability in 2012 is mainly attributable to significantly reduced credit costs, including a substantially lower loan loss provision and reduced cost incurred in disposition of OREO for 2012 as compared to 2011. The Company recorded a $1.1 million loan loss provision in 2012, significantly less than the $75.0 million loan loss provision made in 2011. 2012 OREO related expenses declined by $16.2 million compared to the prior year. 2012 also benefited from revitalized residential mortgage originations which contributed to an increase in mortgage banking income $3.8 million above the 2011 level.

The 2011 $75.0 million loan loss provision referenced above was mainly attributable to charge offs ensuing from its 2011 bulk sale of $110.0 million of certain non-performing and substandard loans undertaken to improve the asset quality of the bank. Elevated loan loss provision in 2011 was partially offset by a $32.8 million gain on the extinguishment of Trust Preferred debt in that year.

Full year 2012 net interest income declined $5.5 million or 10.0% from 2011 mainly due to lower outstanding loan balances. The Company’s net interest margin (“NIM”) increased to 4.11% for 2012 compared to 3.85% for 2011 primarily due to lower cost of funds associated with borrowings and time deposits.

Non-interest expense decreased $27.4 million or 32.9% compared to 2011 and was lower in virtually all categories in 2012. Much of the reduction was a result of lower credit related costs that reflect the improving economy.

At December 31, 2012, total assets were $1.3 billion materially unchanged from December 31, 2011. Total net loans declined $24.1 million to $829.1 million at December 31, 2012 compared to $853.2 million at December 31, 2011. The lower loan balance at December 31, 2012 was primarily a result of payoffs and pay-downs of borrowers. A renewed focus on loan growth enabled the Bank to increase its loan portfolio during the second half of 2012, and it anticipates continued progress in 2013. The investment portfolio increased to $259.4 million at December 31, 2012 as compared to $212.0 million a year earlier as the Company deployed excess liquidity into securities. OREO balances at December 31, 2012 were $6.6 million compared to $21.3 million at December 31, 2011, a $14.7 million or 69.2% decline from December 31, 2011.

Total deposits decreased $10.6 million or 1.0% at December 31, 2012 as compared to December 31, 2011. Core checking, savings and money market deposits increased 2.2% from year ago levels, partially offsetting a $31.6 million decline in time deposits over the respective periods.

(In thousands, except per share data and ratios; unaudited)			%
Balance Sheet Data (at period end)	2012	2011	Change
Investment securities	$259,357	$211,994	22.3%
Loans, gross	$856,318	$897,058	-4.5%
Total assets	$1,301,417	$1,303,450	-0.2%
Total deposits	$1,076,234	$1,086,827	-1.0%
Non-interest bearing deposits	$410,258	$371,662	10.4%
Total common shareholders' equity (book)	$140,775	$132,881	5.9%

Income Statement Data
Interest income	$54,879	$67,100	-18.2%
Interest expense	4,999	11,704	-57.3%
Net interest income	49,880	55,396	-10.0%
Loan loss provision	1,100	75,000	-98.5%
Net interest income (loss) after loan loss provision	48,780	(19,604)	348.8%
Noninterest income	13,091	10,967	19.4%
Noninterest expense	55,841	83,199	-32.9%
Income (loss) before income taxes	6,030	(91,836)	106.6%
(Provision) credit for income taxes	(79)	11,721	-100.7%
Income (loss) before extraordinary net gain	5,951	(80,115)	107.4%
Extraordinary gain on extinguishment of junior
subordinated debentures, net of tax	-	32,839	-100.0%
Net income (loss)	5,951	(47,276)	112.6%
Share Data
Income (loss) before extraordinary net gain	$0.13	$(1.83)	107.1%
Extraordinary net gain	0.00	0.75	100.0%
Net income (loss)	$0.13	$(1.08)	112.0%
Key Ratios
Return on average total shareholders' equity (book)	4.34%	-25.65%	116.9%
Return on average total assets	4.60%	-3.04%	251.3%
Net interest spread	3.85%	3.42%	12.6%
Net interest margin	4.11%	3.85%	6.8%
Credit Quality Ratios
Reserve for credit losses to ending gross loans	3.23%	5.07%	-36.2%
Non-performing assets to total assets	1.94%	2.33%	-16.6%
Delinquent >30 days to total loans (excl. NPAs)	1.80%	0.34%	436.2%
Net loan charge-offs (annualized)	2.07%	7.20%	-71.3%
Bank Capital Ratios
Tier 1 capital leverage ratio	10.42%	9.38%	11.1%
Tier 1 risk-based capital ratio	14.09%	12.98%	8.6%
Total risk-based capital ratio	15.36%	14.27%	7.6%
Bancorp Capital Ratios
Tier 1 capital leverage ratio	10.44%	9.42%	10.8%
Tier 1 risk-based capital ratio	14.12%	13.04%	8.3%
Total risk-based capital ratio	15.39%	14.34%	7.3%

Fourth Quarter ended December 31, 2012

Net income for the fourth quarter of 2012 was $1.3 million or $0.03 per share compared to a loss of $25.9 million or ($0.55) per share during the quarter ended December 31, 2011. The improvement was mainly attributable to significantly reduced credit costs in the current period, including a lower loan loss provision and reduced cost incurred in disposition of OREO. Net interest income for the fourth quarter of 2012 was $0.9 million or 7.2% below the year ago quarter due to lower loan yields and balances in the current quarter. Total deposits were $1.08 billion at December 31, 2012, materially unchanged from the year ago period.

At December 31, 2012 non-performing assets were 1.94% of assets compared to 2.32% in the year ago quarter. In working to improve the credit quality of its portfolio, the Company continued to remediate classified and substandard assets within its portfolio, including OREO. The reserve for loan losses remains adequate at $27.3 million or 3.18% of gross loans as of December 31, 2012 compared to $43.9 million or 4.89% at December 31, 2011.

			%
(In thousands, except per share data and ratios; unaudited)	Q4-12	Q4-11	Change
Income Statement Data
Interest income	$13,023	$14,914	-12.7%
Interest expense	1,068	2,038	-47.6%
Net interest income	11,955	12,876	-7.2%
Loan loss provision	-	14,700	100.0%
Net interest income (loss) after loan loss provision	11,955	(1,824)	755.4%
Noninterest income	3,451	2,665	29.5%
Noninterest expense	14,069	26,629	-47.2%
Income (loss) before income taxes	1,337	(25,788)	105.2%
(Provision) credit for income taxes	(29)	(123)	76.4%
Income (loss) before extraordinary net gain	1,308	(25,911)	105.0%
Share Data
Net income (loss)	$0.03	($0.55)	105.5%
Key Ratios
Return on average total shareholders' equity (book)	3.71%	-64.59%	105.7%
Return on average total assets	0.40%	-7.44%	105.4%
Net interest spread	3.65%	3.67%	-0.5%
Net interest margin	3.88%	4.04%	-4.0%

About Cascade Bancorp and Bank of the Cascades

Cascade Bancorp (NASDAQ: CACB), headquartered in Bend, Oregon, and its wholly owned subsidiary, Bank of the Cascades, operate in Oregon and Idaho markets. Founded in 1977, Bank of the Cascades offers full-service community banking through 31 branches in Central Oregon, Southern Oregon, Portland/Salem, and Boise/Treasure Valley. The Bank has a business strategy that focuses on delivering the best in community banking for the financial well-being of customers and shareholders. It executes its strategy through the consistent delivery of full relationship banking focused on attracting and retaining value-driven customers. For further information, please visit our website at www.botc.com.

FORWARD LOOKING STATEMENTS

This release contains forward-looking statements about Cascade Bancorp’s plans and anticipated results of operations and financial condition. These statements include, but are not limited to, our plans, objectives, expectations, and intentions and are not statements of historical fact. When used in this report, the word "expects," "believes," "anticipates,” “could,” “may,” “will,” “should,” “plan,” “predicts,” “projections,” “continue” and other similar expressions constitute forward-looking statements, as do any other statements that expressly or implicitly predict future events, results or performance, and such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain risks and uncertainties and Cascade Bancorp’s success in managing such risks and uncertainties could cause actual results to differ materially from those projected, including among others, the risk factors described in our annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) for the year ended December 31, 2011, as well as the following factors: local and national economic conditions could be less favorable than expected or could have a more direct and pronounced effect on us than expected and adversely affect our results of operations and financial condition; the local housing/real estate market could continue to decline for a longer period than we anticipate; the risks presented by a continued economic recession, which could continue to adversely affect credit quality, collateral values, including real estate collateral and OREO properties, investment values, liquidity and loan originations, reserves for loan losses and charge offs of loans and loan portfolio delinquency rates and may be exacerbated by our concentration of operations in the States of Oregon and Idaho generally, and Central Oregon, Southern and Northwest Oregon, and the greater Boise/Treasure Valley, Idaho area, specifically; interest rate changes could significantly reduce net interest income and negatively affect funding sources; competition among financial institutions could increase significantly; competition or changes in interest rates could negatively affect net interest margin, as could other factors listed from time to time in Cascade Bancorp’s SEC reports; the reputation of the financial services industry could further deteriorate, which could adversely affect our ability to access markets for funding and to acquire and retain customers; and existing regulatory requirements, changes in regulatory requirements and legislation (including without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act) and our inability to meet those requirements, including capital requirements and increases in our deposit insurance premium, could adversely affect the businesses in which we are engaged, our results of operations and financial condition. These forward-looking statements speak only as of the date of this release. Cascade Bancorp undertakes no obligation to publish revised forward-looking statements to reflect the occurrence of unanticipated events or circumstances after the date hereof. Readers should carefully review all disclosures filed by Cascade Bancorp from time to time with the SEC.

Information contained herein, other than information at December 31, 2011, and for the twelve months then ended, is unaudited. All financial data should be read in conjunction with the notes to the consolidated financial statements of Cascade Bancorp and subsidiary as of and for the fiscal year ended December 31, 2011, as contained in the Company’s Annual Report on Form 10-K for such fiscal year.

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